Exhibit 99.1

Syntel Announces Receipt of NASDAQ Non-Compliance Letter

TROY, Mich. – March 9, 2010 – Syntel, Inc. (NASDAQ: SYNT) announced today that it has received, as expected, a notice of deficiency from the NASDAQ Stock Market (NASDAQ).

The non-compliance cited by NASDAQ is the result of Dr. Vasant Raval’s resignation from Syntel’s Board of Directors, disclosed in an 8-K issued by the Company on March 3, 2010. With the departure of Dr. Raval, the Company is no longer in compliance with NASDAQ Listing Rule 5605(b)(1), which requires the Company’s Board of Directors to be comprised of a majority of independent directors. Syntel’s Board presently has six members, including three independent directors. Thomas Doke has been appointed as Chairman of the Audit Committee.

NASDAQ Listing Rule 5605 provides a 180-day cure period for Syntel to regain compliance with the independent director requirement.

Syntel has initiated a search process and plans to identify another independent director for appointment to its Board of Directors prior to the expiration of the NASDAQ deadline on August 29, 2010. The Company’s common stock continues to trade on NASDAQ under the symbol “SYNT.”

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of December 31, 2009, Syntel employed more than 12,500 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 12, 2009 and the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2009.

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